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               [Letterhead of Willaim Blair & Company, L.L.C.]

                                   Annex II

November 8, 1999


Board of Directors
Alba-Waldensian, Inc.
Box 100, 201 St. Germain Ave., S.W.
Valdese, North Carolina  28690

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the Stockholders (other than Clyde Wm. Engle, Nathan H. Dardick, and Tefron, Ltd., or any of their respective affiliates) of Alba-Waldensian, Inc ("the Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger dated as of November 8, 1999 (the "Merger Agreement") by and among Tefron U.S. Holdings Corp. ("Parent"), AWS Acquisition Corp. ("Purchaser"), a wholly-owned subsidiary of Parent, and the Company. Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Purchaser will make a tender offer (the "Tender Offer") at $18.50 per share for all of the outstanding shares of the Company (the "Consideration"). Following consummation of the Tender Offer, Purchaser will be merged with and into the Company in a merger ("Merger") in which all of the outstanding shares of the Company (other than shares owned by Parent, Purchaser or the Company or their subsidiaries) will be converted into the right to receive the Consideration (the transactions pursuant to the Merger Agreement are collectively, the "Transaction").

In connection with our review of the proposed Transaction and the preparation of our opinion herein, we have examined, (a) the Merger Agreement; (b) audited financial statements of the Company for the three fiscal years ended December 31, 1998; (c) the unaudited quarterly financial statements of the Company for the periods ended April 4, 1999 and July 4, 1999; (d) certain internal financial information and forecasts for the Company, prepared by management of the Company and (e) certain other publicly available information on the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, and have considered other matters which we have deemed relevant to our inquiry.

Although we have no reason to believe that any of the financial or other information on which we have relied is not accurate or complete, we have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent appraisal of the assets of the Company. With respect to financial forecasts, we have assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. We express no opinion with respect to the financial forecasts or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us and that can be evaluated as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters on advice of counsel to the Company. In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company. We were not requested to, nor did we, seek alternative participants for the proposed Transaction.



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In conducting our investigation and analyses and in arriving at our opinion expressed herein, we have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant, including (a) historical revenues, operating earnings, operating cash flows, net income and capitalization, as to the Company and certain publicly held companies in businesses we believe to be comparable to the Company; (b) the current financial position and results of operations of the Company; (c) the historical market prices and trading volume of the Common Stock of the Company; (d) financial information concerning selected actual and proposed business combinations which we believe to be relevant; and (e) the general condition of the securities markets.

Our engagement and the opinion expressed herein are for the benefit of the Company's Board of Directors and our opinion is not a recommendation to the Company's Stockholders with respect to the Transaction.

William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of date hereof, the Consideration to be paid to the Stockholders of the Company in the Transaction is fair, from a financial point of view, to such Stockholders.

                                                 Very truly yours,




                                                 -------------------------------
                                                 WILLIAM BLAIR & COMPANY, L.L.C.


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